Exhibit 21

(1) Vision Bank, an Alabama banking corporation.

(2) Vision Bancshares Financial Group, Inc., a wholly owned insurance subsidiary of Vision Alabama.

(3) Vision Bank, a Florida banking corporation.

(4) Vision Bancshares Trust I, a Delaware statutory trust.